Exhibit 99.1

Contacts:
Millennium Pharmaceuticals, Inc.
Kelly Lindenboom (media)
617-679-7405
Gina Brazier (investor)
617-551-3611

MILLENNIUM DISCONTINUES ORAL MLN977 PROGRAM

-- Oral MLN977 program demonstrated clinical activity in patients with chronic asthma but is discontinued due to safety profile and limited commercial viability --

Cambridge, MA, July 15, 2002 - Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced that it will discontinue the development of its oral MLN977 program for the treatment of chronic asthma. This decision was made based on the findings of a multi-center Phase II trial that showed the drug was clinically active in study patients, but that three patients experienced elevations in liver enzymes that were likely drug-related. As a result of these liver function test results, Millennium and its development collaborator, Taisho Pharmaceutical Co., Ltd., have discontinued further development of the oral form of MLN977.

The effects on liver function observed in this Phase II trial appear to be similar to those noted with previously developed 5-lipoxygenase (5-LO) inhibitors, in contrast to the company's preclinical and early clinical data that suggested the potential for an improved efficacy to safety margin for MLN977.

"The potential opportunity and challenge for the commercial viability of MLN977 in asthma has always been to demonstrate improved efficacy in relation to currently marketed oral asthma therapies as well as a decreased risk of liver enzyme elevation as compared to other therapies in its class," said Nancy Simonian, M.D., Millennium's vice president, clinical development. "Although the improvement in FEV1, an established measure of airway obstruction, observed in this Phase II trial appears to be comparable to or in excess of that noted with currently marketed oral therapies for asthma, we believe liver effects must be avoided for this to be a clinically useful and commercially successful product," Simonian added.

MLN977 is a second generation compound in the class of asthma therapies known as 5-LO inhibitors, which block the production of leukotrienes. Leukotrienes are major mediators of the inflammatory response.

About the Phase II Studies
The four week Phase II trial was a randomized, placebo-controlled, double-blind, parallel group, dose-finding study to evaluate the safety and effectiveness of oral MLN977 in adult patients with chronic asthma. The study was conducted at 35 sites and included 193 patients. Patients were randomized to one of four treatment arms (placebo or 200mg, 400mg or 600mg of MLN977) and dosed once daily for four weeks. After 14 to 28 days of dosing, MLN977 treated subjects experienced statistically significant improvements in FEV1. The average improvement in FEV1 across the MLN977 dose groups during this interval was approximately 8% higher than in the placebo group. Three of the MLN977 treated subjects experienced elevations in liver enzymes beyond a pre-specified threshold that resolved without treatment.

In a separate Phase II trial conducted at four sites in 24 patients with exercise-induced asthma, approximately 80% of patients treated with a single oral dose of MLN977 showed clinical improvements in FEV1, compared to 35% after administration with placebo. MLN977 was well-tolerated in this study.

Other recent studies of note include preclinical bronchoconstriction studies, in which MLN977 administered by inhalation was more potent than the oral with up to several hundred fold less circulating drug in the system, thus providing the potential to widen the efficacy to safety margin. As a result of this early data, Millennium will be seeking a collaboration with a partner experienced in inhalation technology to develop this new form of MLN977 for the treatment of asthma and potentially other respiratory diseases such as chronic obstructive pulmonary disease (COPD).

"While we will not move ahead with the oral program, we are encouraged by early results of MLN977 administered by inhalation and look forward to further exploring our options around that program," added Simonian. "Millennium's strategy has always been to build a sustainable pipeline of breakthrough products spanning from early research through to the marketplace -- a pipeline with significant depth and breadth across all four key franchise areas to protect against inevitable attrition. With two products on the market, 10 in clinical development and 10 preclinical programs from which to draw our next clinical candidates, we remain convinced that this is the best strategy for long term success."

About Asthma
Asthma is a chronic disease characterized by airway inflammation. Those affected with the disease experience asthmatic episodes when their airways narrow due to inflammation and they have difficulty breathing. According to the U.S. Centers for Disease Control and Prevention, the number of asthma sufferers has more than doubled from 6.7 million in 1980 to 17.3 million in 1998, resulting in more than 5,000 deaths annually. The Asthma and Allergy Foundation of America reports that many asthma-related deaths and hospitalizations are preventable when asthma is properly managed.

The Taisho Collaboration
In January 2000, Millennium's collaboration began with Taisho to develop and commercialize MLN977 for the treatment of patients with chronic asthma. Under the terms of the agreement, Taisho holds an exclusive license to MLN977 in Japan, Asia and Europe while Millennium retains rights for the rest of the world, including North America.

Millennium's Inflammation Franchise Area
Millennium's inflammation franchise has a number of novel molecular targets and compounds in various stages of development, from discovery research to advanced clinical trials. These programs include small molecules and monoclonal antibodies to potentially treat a broad spectrum of chronic inflammatory diseases. Millennium and Aventis Pharmaceuticals, Inc. formed an alliance in June 2000 focused on identifying drug targets and developing new therapies for inflammatory diseases. More than 350 full-time equivalent scientists are collaborating on discovery, development and commercialization of small molecule drugs and other product candidates for the treatment of rheumatoid arthritis, asthma, chronic obstructive pulmonary disease (COPD), multiple sclerosis, and inflammatory bowel disease. The companies are sharing inflammation discovery pipeline assets, jointly developing new technologies and sharing costs equally.

About Millennium
Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company, applies its comprehensive and integrated science and technology platform for the discovery and development of breakthrough therapeutic and predictive medicine products with a goal of delivering personalized medicine. Millennium is primarily focusing its research, development and commercialization activities in four key areas: cardiovascular, oncology, inflammation and metabolic diseases. Through the industrialization of its gene-to-patient platform, Millennium is striving to accelerate the process of drug discovery and development. Headquartered in Cambridge, Mass., Millennium currently employs more than 2,000 people.

This press release contains "forward-looking statements," including statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various risks may cause Millennium's actual results to differ materially, including: adverse results in our drug discovery and clinical development processes; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by first parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; realizing the expected benefits our acquisition of COR Therapeutics, Inc. and successfully integrating COR into our company; the commercial success of INTEGRILIN®; our ability to extinguish the convertible notes assumed in the COR acquisition; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.